EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Adds Two Members to Board of Directors

Kahn and Schlosberg bring vast experience in finance, healthcare industries

DALLAS — June 8, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced two new members to its board of directors: Charles N. “Chip” Kahn III and Paul E. Schlosberg.

Kahn is president of the Federation of American Hospitals, the national advocacy organization for investor-owned hospitals and health systems. Previously, he served as executive vice president and president for the Health Insurance Association of America. As a staff director for the Health Subcommittee of the House Ways and Means Committee from 1995-1998, Kahn helped bring about HIPAA and the Medicare provisions of the 1997 Balanced Budget Act. In addition to teaching health policy at Johns Hopkins University, George Washington University, and Tulane University, he has numerous academic and advisory appointments. He holds a Bachelor of Arts from Johns Hopkins University and a Masters of Public Health from Tulane University.

Schlosberg brings nearly 30 years of experience in investment banking. He is currently the founder, chairman, and CEO of INCA Group LLC, a newly formed entity facilitating corporate restructuring, merger, acquisition, and capital funding activities for both public and private enterprises. From 1994 to 2003 he served in various capacities at the investment banking firms of First Southwest Asset Management, Inc. and First Southwest Company, including chairman and CEO, president and chief operating officer, and vice chairman of the board of directors. He is also a member of The NASDAQ Stock Market, Inc. Listing Qualifications Committee, an advisor to three private investment funds, and a current member of the board of The Center for BrainHealth at the University of Texas at Dallas and a past member of the American Heart Association’s Dallas chapter board. From 1982 to 1994 he worked for Bear, Stearns & Co. as account executive and associate director. He holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from Southern Methodist University.

“Considering our leadership position and our plans for growth in the healthcare industry, it was important to bring in someone with recognized healthcare experience and vision,” said Rick Spurr, chief executive officer for ZixCorp. “Chip’s credentials are ideal. His expertise and reputation combined with his enthusiasm are invaluable as we continue to be a leading IT provider in healthcare. Paul’s strong track record in investment banking and with high-growth companies adds another

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dimension to our board. Like Chip, he brings new perspective, enthusiasm, and objectivity to both our tactical and strategic decision making.”

About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.

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ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com